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                                                                     EXHIBIT 2.0

                          AGREEMENT AND PLAN OF MERGER


      This Agreement and Plan of Merger effective as of September 10, 2004 (this "Agreement"), is entered into by and between First Southern Bancshares, Inc., a Delaware corporation (the "Company"), and First Southern Merger Corp., a Delaware corporation (the "Merger Corp.").

                                   WITNESSETH

      WHEREAS, the Company is a corporation duly incorporated and validly existing under the laws of the State of Delaware having its principal office at 102 South Court Street, Florence, Alabama, with authorized capital stock consisting of 4,000,000 shares of common stock, $0.01 par value per share (the "Common Stock"), of which 1,256,715 shares are issued and outstanding, 250,000 shares of Series A Preferred Stock, $0.01 par value per share (the "Preferred A Stock"), of which 27,273 shares are issued and outstanding, and 56,000 shares of Series B Preferred Stock, $0.01 par value per share (the "Preferred B Stock"), of which no shares are issued and outstanding;

      WHEREAS, there are issued and outstanding options to acquire 117,498 shares of Common Stock granted under the Company's 1996 Stock Option Plan (the "Options") and warrants to acquire 234,912 shares of Common Stock (the "Warrants");

      WHEREAS, Merger Corp. is a corporation duly organized and validly existing under the laws of the State of Delaware having its principal office at 102 South Court Street, Florence, Alabama, with authorized capital stock consisting of 1,000 shares of common stock, $0.01 par value per share (the "Merger Corp. Stock"), of which 100 shares are issued and outstanding; and

      WHEREAS, the boards of directors of the Company and Merger Corp. have approved the terms and conditions of this Agreement pursuant to which Merger Corp. will be merged with and into the Company (the "Merger") with the Company surviving the Merger.

      NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and undertakings contained herein, and for such other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                    ARTICLE I
                                     MERGER

      1.01. GENERAL. At the Effective Time (as defined in Article VIII below) of the Merger and pursuant to the provisions of this Agreement, the corporate existence of Merger Corp. will be merged with and into the Company (hereinafter referred to as the "Surviving Corporation" whenever reference is made to it as of the Effective Time or thereafter) and

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continued in the Surviving Corporation, and the Surviving Corporation shall be deemed to be a continuation of the entities and identities of Merger Corp. and the Company.

      1.02. NAME AND ORGANIZATION. The name of the Surviving Corporation shall remain and thereafter be "First Southern Bancshares, Inc." The Certificate of Incorporation and Bylaws of the Company in effect at the Effective Time shall remain as the Certificate of Incorporation and Bylaws of the Surviving Corporation until changed as provided therein or by law. The established offices and facilities of the Company shall remain the established offices and facilities of the Surviving Corporation. The registered office and registered agent of the Company shall remain the registered office and registered agent of the Surviving Corporation.

      1.03. RIGHTS AND INTERESTS. At the Effective Time, all rights, franchises, and interests of the Company and Merger Corp., respectively, in and to every type of property shall be transferred to and vested in the Surviving Corporation by virtue of the Merger without any deed or other transfer. At the Effective Time, the Surviving Corporation, without any order or other action on the part of any court or otherwise, shall hold and enjoy all rights of property, franchises, and interests, including appointments, powers, designations, and nominations, and all other rights and interests as trustee, executor, administrator, agent, transfer agent, registrar of stocks and bonds, administrator of estates, assignee, and receiver, and in every other fiduciary and agency capacity in the same manner and to the same extent as such rights, franchises, and interests were held or enjoyed by the Company and Merger Corp., respectively, immediately before the Effective Time.

      1.04. LIABILITIES AND OBLIGATIONS. Except as otherwise provided herein, the Surviving Corporation shall be liable for all liabilities of the Company and Merger Corp. All debts, liabilities, obligations, and contracts of the Company and Merger Corp., matured or unmatured, whether accrued, absolute, contingent, or otherwise, and whether or not reflected or reserved against on the balance sheets, books of account, or records of the Company or Merger Corp., as the case may be, shall be those of, and are hereby expressly assumed by, the Surviving Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either the Company or Merger Corp. shall be preserved unimpaired.

      1.05. DIRECTORS AND OFFICERS. The directors and officers of the Surviving Corporation at the Effective Time shall be those persons who were directors and officers, respectively, of the Company immediately before the Effective Time. The committees of the Board of Directors of the Surviving Corporation at the Effective Time shall be the same as, and shall be composed of the same persons who were serving on, the committees appointed by the Board of Directors of the Company as they existed immediately before the Effective Time.

      1.06. ADOPTION. Unless contrary to the laws of the State of Delaware or the United States of America or other applicable laws, all corporate acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Company and



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Merger Corp., their respective shareholders, boards of directors, committees elected or appointed by their boards of directors or officers, and agents that were valid and effective immediately before the Effective Time shall be taken for all purposes at and after the Effective Time as the acts, plans, policies, applications, agreements, orders, registrations, licenses, approvals, and authorizations of the Surviving Corporation and shall be effective and binding thereon as the same were with respect to the Company and Merger Corp. immediately before the Effective Time.

                                   ARTICLE II
                               TERMS OF THE MERGER

      2.01. GENERAL. The manner of exchanging and converting the issued and outstanding shares of Common Stock, Preferred A Stock and Merger Corp. Stock and of treating the Options and Warrants shall be as hereinafter provided in this
Article II.

      2.02. CONVERSION AND CANCELLATION OF COMMON STOCK AND PREFERRED A STOCK; TREATMENT OF OPTIONS AND WARRANTS. At the Effective Time,

      (a) all outstanding shares of Common Stock (other than shares of Common Stock, the holders of which exercise and perfect appraisal rights as set forth in Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) holding fewer than 2,000 shares of Common Stock immediately before the Effective Time shall, without any action on the part of the holder thereof, be canceled and converted into the right to receive cash equal to $1.50 per share of Common Stock (the "Common Stock Merger Consideration"); provided, however, that the Company may presume that all Street Shares are held by Holders holding fewer than 2,000 shares of Common Stock immediately before the Effective Time unless either the Company or a beneficial owner of Street Shares are able to demonstrate to the Company's satisfaction that such shares are held beneficially by a Holder holding 2,000 or more shares of Common Stock immediately before the Effective Time, in which event such shares shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

      (b) all outstanding shares of Common Stock other than those described in paragraph (a) as being converted into the right to receive the Common Stock Merger Consideration shall remain outstanding with all rights, privileges, and powers existing immediately before the Effective Time;

      (c) all outstanding shares of Preferred A Stock (other than shares of Preferred A Stock, the holders of which exercise and perfect appraisal rights as set forth in Section 2.04), whether Record Shares (as hereinafter defined), or Street Shares (as hereinafter defined), held by a Holder (as hereinafter defined) immediately before the Effective Time shall, without any action on the




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part of the holder thereof, be canceled and converted into the right to receive cash equal to $27.25 per share of Preferred A Stock (the "Preferred A Stock Merger Consideration");

      (d) the outstanding shares of Merger Corp. Stock shall, without any action on the part of the holder thereof, be canceled; and

      (e) the outstanding Options and Warrants shall, without any action on the part of the holders thereof, remain outstanding without any change in their respective terms and conditions.

      In no event shall any Holder holding, of record or beneficially, immediately before the Effective Time 2,000 or more shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate be entitled to receive any Common Stock Merger Consideration with respect to the shares of Common Stock so held. It shall be a condition precedent to the right of any Holder to receive the Common Stock Merger Consideration, if any, payable with respect to the shares of Common Stock held by such Holder that such Holder certify to the Company in the letter of transmittal delivered by the Company as described in Section 2.03 that such Holder held, of record or beneficially, immediately before the Effective Time fewer than 2,000 shares of Common Stock (including any combination of Record Shares and Street Shares) in the aggregate.

      For purposes hereof:

      (1) the term "Record Shares" shall mean shares of Common Stock or Preferred A Stock other than Street Shares, and any Record Share shall be deemed to be held by the registered holder thereof as reflected on the books of the Company;

      (2) the term "Street Shares" shall mean shares of Common Stock or Preferred A Stock held of record in street name, and any Street Share shall be deemed to be held by the beneficial owner thereof as reflected on the books of the nominee holder thereof;

      (3) the term "Holder" shall mean (i) any record holder or holders of Record Shares who would be deemed, under Rule 12g5-1 promulgated under the Securities Exchange Act of 1934, as amended, to be a single "person" for purposes of determining the number of record shareholders of the Company, and
(ii) any other person or persons who would be deemed to be a "Holder" under clause (i) above if the shares of Common Stock or Preferred A Stock such person holds beneficially in street name were held of record by such person or persons; and

      (4) the term "Cash-Out Shares" shall mean any shares of Common Stock that are converted into the right to receive the Common Stock Merger Consideration and any shares of Preferred A Stock that are converted into the right to receive the Preferred A Stock Merger Consideration, in each case pursuant to this
Section 2.02.


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      The Company (along with any other person or entity to which it may delegate or assign any responsibility or task with respect thereto) shall have full discretion and exclusive authority (subject to its right and power to so delegate or assign such authority) to (i) make such inquiries, whether of any shareholder(s) or otherwise, as it may deem appropriate for purposes of this
Section 2.02 and (ii) resolve and determine, in its sole discretion, all ambiguities, questions of fact and interpretive and other matters relating to this Section 2.02, including, without limitation, any questions as to the number of shares of Common Stock or of Preferred A Stock held by any Holder immediately before the Effective Time. All determinations by the Company under this Section
2.02 shall be final and binding on all parties, and no person or entity shall have any recourse against the Company or any other person or entity with respect thereto.

      For purposes of this Section 2.02, the Company may in its sole discretion, but shall not have any obligation to do so, (i) presume that any shares of Common Stock or Preferred A Stock held in a discrete account (whether record or beneficial) are held by a person distinct from any other person, notwithstanding that the registered or beneficial holder of a separate discrete account has the same or a similar name as the holder of a separate discrete account; and (ii) aggregate the shares of Common Stock or Preferred A Stock held (whether of record or beneficially) by any person or persons that the Company determines to constitute a single Holder for purposes of determining the number of shares of Common Stock or Preferred A Stock held by such Holder.

      2.03  EXCHANGE OF CERTIFICATES.

      (a) PAYMENT PROCEDURE. Promptly after the Effective Time, the Surviving Corporation will mail to each holder of a certificate or certificates which immediately before the Effective Time evidenced outstanding shares of Common Stock or Preferred A Stock that appear, based on information available to the Company, may have been converted into the right to receive the Common Stock Merger Consideration or the Preferred A Stock Merger Consideration, as applicable (other than shares as to which rights of dissent have been perfected as provided in Section 2.04) ("Certificates"), a letter of transmittal (which shall contain the certification described in Section 2.02 and such other matters as the Surviving Corporation may determine and shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Surviving Corporation) and instructions to effect the surrender of the Certificates in exchange for the Common Stock Merger Consideration, if any, or the Preferred A Stock Merger Consideration, as applicable, payable with respect to such Certificates. Upon surrender of a Certificate for cancellation to the Surviving Corporation, together with such letter of transmittal, duly completed and executed and containing the certification contemplated by Section 2.02, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall, subject to the provisions of Section 2.02, be entitled to receive in exchange therefor the Common Stock Merger Consideration or the Preferred A Stock Merger Consideration, as applicable, payable with respect to the shares formerly represented by such Certificate and the Certificate so surrendered shall forthwith be canceled. If there is a transfer of ownership of shares of Common Stock or



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Preferred A Stock which is not registered in the share transfer records of the
Company, the Common Stock Merger Consideration, if any, or Preferred A Stock Merger Consideration, as applicable, payable in respect thereof may be paid or issued to the transferee if the Certificate representing such shares is presented to the Surviving Corporation, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid.

      (b) ABANDONED PROPERTY LAWS. The Surviving Corporation shall not be liable to any holder of a Certificate for any cash properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

      2.04. APPRAISAL RIGHTS OF SHAREHOLDERS. Shareholders may dissent from the Merger and exercise their appraisal rights pursuant to and subject to the provisions of Section 262 of the Delaware General Business Corporation Act.

                                   ARTICLE III
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

      The Company hereby represents, warrants, and covenants to and with Merger Corp. as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

      3.01. ORGANIZATION. The Company is a corporation duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. The Company has the corporate power to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification.

      3.02. GOVERNMENTAL AUTHORIZATIONS. The Company is in compliance in all material respects with all applicable federal, state, and local laws, rules, regulations, and orders, including, without limitation, those imposing taxes. The approval, execution, delivery, and performance of this Agreement, and the consummation of the transactions contemplated hereby, subject to the receipt of the consents and approvals described in Section 6.03 below, will not violate in any material respect any provision of, or constitute a default under, any applicable law, rule, or regulation of any governmental agency or instrumentality, either domestic or foreign, applicable to the Company.

      3.03. NO CONFLICT WITH OTHER INSTRUMENTS. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party, and will not conflict with any provisions of the Certificate of Incorporation or Bylaws of the Company or any of its subsidiaries, and will not constitute an




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event that with the lapse of time or action by a third party could result in any default under any of the foregoing, or result in the creation of any lien, charge, or encumbrance upon any of the assets or properties of the Company or upon the Common Stock or the Preferred A Stock.

      3.04. NO CONFLICT WITH JUDGMENTS OR DECREES. The consummation of the Merger in accordance with the terms, conditions, and provisions of this Agreement will not conflict with, or result in a breach of, any term, condition, or provision of any judgment, order, injunction, decree, writ, or ruling of any court or tribunal, either domestic or foreign, to which the Company is a party or is subject.

      3.05. APPROVAL OF AGREEMENT. The board of directors of the Company has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery of this Agreement by the Company. The Company has full corporate power, authority, and legal right to enter into this Agreement.

      3.06. CAPITAL STOCK. The authorized capital stock of the Company consists solely of the Common Stock, Preferred A Stock and Preferred B Stock. All of the issued and outstanding shares of Common Stock and Preferred A Stock are validly issued, fully paid, non-assessable and not issued in violation of the preemptive rights of any shareholder. There are no shares of Preferred B Stock issued and outstanding. In addition, the outstanding Options and Warrants are validly issued.

                                   ARTICLE IV
            REPRESENTATIONS, WARRANTIES AND COVENANTS OF MERGER CORP.

      Merger Corp. hereby represents, warrants, and covenants to and with the Company as of the date of this Agreement and as of the Closing Date (as defined in Article VIII below) as follows:

      4.01. ORGANIZATION. Merger Corp. is duly incorporated, validly existing, and in good standing under the laws of the State of Delaware. Merger Corp. has the corporate power and authority to carry on its business as is presently being conducted and is qualified to do business in every jurisdiction in which the character and location of the assets owned by it or the nature of the businesses conducted by it requires qualification.

      4.02. CAPITAL STOCK. The authorized capital stock of Merger Corp. consists solely of the Merger Corp. Stock, of which 100 shares are currently issued and held by the Company. There are no outstanding subscriptions, warrants, options, or rights of any kind to acquire from Merger Corp. any shares of Merger Corp. Stock, other equity securities, or debt securities.

      4.03. SUBSIDIARIES OR AFFILIATES. Merger Corp. does not own of record or beneficially, and is not obligated to acquire any capital stock, other equity securities, debt



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securities, or other interest of or in any corporation, government, or other entity. Between the date hereof and the Effective Time, Merger Corp. will not create or acquire any subsidiaries without the prior written consent of the Company.

      4.04. APPROVAL OF AGREEMENT. The Board of Directors of Merger Corp. has approved this Agreement and the transactions contemplated hereby and has authorized the execution and delivery by Merger Corp. of this Agreement. Merger Corp. has full corporate power, authority, and legal right to enter into this Agreement and, upon appropriate vote of the shareholders of Merger Corp., to approve this Agreement and consummate the transactions contemplated hereby.

ARTICLE V CONDITIONS TO OBLIGATIONS OF MERGER CORP.

      The obligations of Merger Corp. to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all of the following conditions, except as Merger Corp. may waive such conditions in writing:

      5.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      5.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

                                   ARTICLE VI
                    CONDITIONS TO OBLIGATIONS OF THE COMPANY

      The obligations of the Company to consummate the Merger shall be subject to the satisfaction on or before the Closing Date of all the following conditions, except as the Company may waive such conditions in writing:

      6.01. LITIGATION. On the Closing Date, there shall not be pending or threatened litigation in any court or any proceeding by any governmental commission, board, or agency with a view to seeking, or in which it is sought, to restrain or prohibit consummation of the Merger, or





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in which it is sought to obtain divestiture, rescission, or damages in connection with the Merger or the consummation of the Merger, and to the knowledge of any of the parties hereto, no investigation by any governmental agency shall be pending or threatened that might result in any such suit, action, or other proceeding.

      6.02. REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Merger Corp. contained in this Agreement, other than any representations and warranties as to future events, shall be true in all material respects on and as of the Closing Date as if such representations and warranties were made on and as of the Closing Date, and the Company shall have performed all agreements and covenants required by this Agreement to be performed by it on or before the Closing Date.

      6.03. SHAREHOLDER APPROVAL. This Agreement shall have been approved by a vote of the holders of not less than a majority of the outstanding shares of Common Stock and Preferred A Stock, voting together as a single class, and by the holders of not less than a majority of the outstanding shares of Merger Corp. Stock.

                                   ARTICLE VII
                                    EXPENSES

      Costs and expenses relating to the negotiation and drafting of this Agreement and the transactions contemplated hereby shall be borne and paid by the Company.

                                  ARTICLE VIII
                          CLOSING DATE; EFFECTIVE TIME

      The closing of this Agreement and the transactions contemplated hereby shall be held on the Closing Date (as defined in this Article VIII) at such time and place as the parties hereto may mutually agree upon. The "Closing Date" shall be such date as the Presidents of the Company and Merger Corp., respectively, may agree upon. Subject to the terms and upon satisfaction on or before the Closing Date of all requirements of law and conditions specified in this Agreement, the Company and Merger Corp. shall, at the Closing Date, execute, acknowledge, and deliver such other documents and instruments and take such further action as may be necessary or appropriate to consummate the Merger. The "Effective Time" is the date on which the Merger is effective, which shall be on the date specified in the certificate of merger to be issued by the Secretary of State of the State of Delaware, and if no date is specified in such certificate, then the Effective Time shall be the time of the opening of business on the date the certificate of merger is recorded by the Secretary of State of the State of Delaware.


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                                   ARTICLE IX
                                   AMENDMENTS

      This Agreement may be amended only by written agreement duly authorized by the boards of directors of the parties hereto before the Closing Date.

                                    ARTICLE X
                                   TERMINATION

      This Agreement may be terminated by either the Company or Merger Corp. at any time before the Effective Time. If this Agreement is terminated, this Agreement shall become void and shall have no effect and create no liability on the part of any of the parties hereto or their respective directors, officers, or shareholders.

                                   ARTICLE XI
                                     NOTICES

      All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given at the time either personally delivered or sent by registered or certified mail, postage prepaid, as follows:

      If to the Company or Merger Corp., at:

      102 South Court Street
      Florence, Alabama 35630
      Attention: B. Jack Johnson, President

                                   ARTICLE XII
                                  MISCELLANEOUS

      12.01. FURTHER ASSURANCES. Each party hereto agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.

      12.02. SEVERABILITY. If any of the provisions, or portions thereof, of this Agreement are held to be illegal, unenforceable, or invalid by any court of competent jurisdiction, the legality, enforceability, and validity of the remaining provisions, or portions thereof, shall not be affected thereby, and, in lieu of the illegal, unenforceable, or invalid provision, or portion thereof, there shall be added a new legal, enforceable, and valid provision as similar in scope and effect as is necessary to effectuate the results intended by the deleted provision or portion.


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      12.03.  CONSTRUCTION. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular.

      12.04. GENDER. Any references herein to the masculine gender, or to the masculine form of any noun, adjective, or possessive, shall be construed to include the feminine or neuter gender and form, and vice versa.

      12.05. HEADINGS. The headings contained in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning of any of the provisions contained herein.

      12.06. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

      12.07. GOVERNING LAW. This Agreement has shall be governed by the laws of the State of Delaware, without giving effect to the conflict of laws rules thereof or of any other state.

      12.08. COURT COSTS AND ATTORNEYS' FEES. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover costs of court and reasonable attorneys' fees from the other party or parties to such action, which fees may be set by the court in the trial of such action or may be enforced in a separate action brought for that purpose, and which fees shall be in addition to any other relief that may be awarded.

      12.09. INUREMENT. Subject to any restrictions against transfer or assignment as may be contained herein, the provisions of this Agreement shall inure to the benefit of, and shall be binding on, the assigns and successors in interest of each of the parties hereto.

      12.10. WAIVERS. No waiver of any provision or condition of this Agreement shall be valid unless executed in writing and signed by the party to be bound thereby, and then only to the extent specified in such waiver. No waiver of any provision or condition of this Agreement shall be construed as a waiver of any other provision or condition of this Agreement, and no present waiver of any provision or condition of this Agreement shall be construed as a future waiver of such provision or condition.

      12.11. ENTIRE AGREEMENT. This Agreement contains the entire understanding between the parties hereto concerning the subject matter contained herein. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties hereto relating to the subject matter of this Agreement that are not fully expressed herein.

                            [Signature page follows]



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      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by as of the date first written above.

                                FIRST SOUTHERN BANCSHARES, INC.



                                By:    /s/B. Jack Johnson
                                       ------------------
                                Title: President and Chief Executive Officer

ATTEST:


/s/Jenny Mitchell
-----------------
Jenny Mitchell
Corporate Secretary


                                FIRST SOUTHERN MERGER CORP.
                                (In organization)



                                By:    /s/B. Jack Johnson
                                       ------------------
                                Title: President and Chief Executive Officer

ATTEST:


/s/Jenny Mitchell
-----------------
Jenny Mitchell
Corporate Secretary




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